EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aetna Inc:
We consent to the use of our reports dated March 1, 2006, with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.
/s/ KPMG LLP
Hartford, Connecticut
July 27, 2006

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